Exhibit (d)(3)
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY.1
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
2.50% Senior Convertible Notes due 2006

No.	US$
CUSIP No. 16133RAA4
     Chartered Semiconductor Manufacturing Ltd, a corporation duly organized and existing under the laws of Singapore (herein called the “Company”, which term includes any successor Person under the Supplemental Indenture hereinafter referred to), for value received, hereby promises to pay to ______or ______registered assigns, 115.493% of the principal sum of United States ______Dollars on April 2, 2006, at the office or agency of the Company referred to below, and to pay interest thereon in arrears commencing October 2, 2001 and semi-annually thereafter, on April 2, and October 2 in each year, at the rate of 2.50% per annum accruing from April 2, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Convertible Notes from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Supplemental Indenture, be paid to the Person in whose name this Convertible Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 18 or September 17 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on the relevant Regular Record Date, and such overdue interest, and (to the extent lawful) interest on such overdue interest at the rate borne by the Convertible Notes, may be paid to the Person in whose name this Convertible Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Convertible Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Convertible Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Supplemental Indenture. Payment of the principal of and interest on this Convertible Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, Luxembourg, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) by transfer to an account maintained by the payee located in the United States.

1	This paragraph should be included only if the Note is issued in global form.

     Reference is hereby made to the further provisions of this Convertible Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Convertible Note shall not be entitled to any benefit under the Indenture, as supplemented by this Supplemental Indenture, or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CHARTERED SEMICONDUCTOR MANUFACTURING LTD

By:

By:

Dated:
CERTIFICATE OF AUTHENTICATION
     This is one of the Convertible Notes referred to in the within-mentioned Supplemental Indenture.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

[Form of Reverse of Convertible Note]
2.50% Senior Convertible Notes due 2006
     Unless and until it is exchanged in whole or in part for Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.2
     This Convertible Note is one of a duly authorized issue of securities of the Company designated as its 2.50% Senior Convertible Notes due 2006 (herein called the “Convertible Notes”), limited (except as otherwise provided in the Supplemental Indenture referred to below) in aggregate principal amount of up to US$575,000,000, which may be issued under an indenture (the “Indenture”), dated as of April 2, 2001, as supplemented by a supplemental indenture (herein called the “Supplemental Indenture”), dated as of April 2, 2001, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Supplemental Indenture), to which Indenture and Supplemental Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Convertible Notes, and of the terms upon which the Convertible Notes are, and are to be, authenticated and delivered.
     This Convertible Note may be redeemed or repurchased as set forth in the Supplemental Indenture and summarized below. In the event the Company redeems or repurchases this Convertible Note for any reason at a time other than April 2, 2006, the “Redemption Price” will equal 100% of the principal amount of this Convertible Note together with a premium calculated to provide a Holder with an annual yield of 5.25% from April 2, 2001 to the date of such redemption or repurchase, computed on a semi-annual internal rate of return bond equivalent basis, taking into account all interest paid on this Convertible Note and treating as having been paid when due all interest accrued and unpaid on this Convertible Note through the date of determination.
     This Convertible Note is redeemable at the option of the Company, as a whole but not in part, on any date at a Redemption Price determined as described above, plus any accrued and unpaid interest to the Redemption Date if the Company determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Singapore or any official or judicial authority thereof or therein having power to tax, or any change in the general application or official or judicial interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment becomes effective on or after the original issue date of the Convertible Notes, the Company has been or shall be required to pay Additional Amounts with respect to the Convertible Notes.

2	This paragraph should be included only if the Note is issued in global form.

     This Convertible Note is redeemable at the option of the Company, in whole or in part, at any time on or after April 2, 2003, at a Redemption Price determined as described above, plus any accrued and unpaid interest to the Redemption Date; provided, however, that no such redemption may be made unless the closing price per Ordinary Share on the Singapore Exchange (translated into U.S. dollars at the Prevailing Exchange Rate on such Trading Day) or the ADSs on the Nasdaq National Market for any 20 Trading Days in a 30 consecutive Trading Day period ending not more than five days prior to the date on which notice of such redemption is given, is at least 125% of the Conversion Price (translated into U.S. dollars at the Fixed Exchange Rate) or of the Conversion Price per ADS (translated into U.S. dollars at the Fixed Exchange Rate specified in the Supplemental Indenture and taking into account the current 10:1 Ordinary Share-to-ADS ratio), in each case as adjusted through, and effective on, such notice date.
     Notwithstanding the foregoing, the Company may redeem all of the Convertible Notes Outstanding, including this Convertible Note, at a Redemption Price determined as described above, plus any accrued and unpaid interest to the Redemption Date if at any time the aggregate principal amount of the Convertible Notes Outstanding is less than 5% of the aggregate principal amount of the Convertible Notes originally issued.
     The Trustee may, at its absolute discretion (and without any responsibility for any loss occasioned thereby), within the period commencing on the date six days immediately prior to, and ending at the close of business on the third Business Day immediately prior to April 2, 2006 or the Redemption Date fixed for any early redemption of the Convertible Notes (on behalf of the relevant Holders, absent instructions to the contrary) by notice in writing to the Company exercise the conversion rights in respect of such Convertible Notes due for redemption on such date and in respect of which conversion rights have not previously been exercised by Holders if the Trustee is satisfied or is advised by an investment bank of international repute appointed by the Trustee that the net proceeds of an immediate sale of the Ordinary Shares arising from such conversion (disregarding any liability (other than a liability of the Trustee) to taxation or the payment of any capital, stamp, issue or registration duties consequent thereon) would be likely to exceed by 5% or more the amount of the redemption moneys and interest which would otherwise be payable in respect of such unexercised Convertible Notes.
     All of the Ordinary Shares issued or delivered on such conversion shall be sold by, or on behalf of, the Trustee as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the Trustee of any amount which it determines to be payable in respect of its liability to taxation and the payment of any capital, stamp, issue, transfer or registration duties (if any) and any costs incurred by the Trustee in connection with the issue, delivery and sale thereof) the net proceeds of sale together with accrued and unpaid interest (if any) in respect of such unexercised Convertible Notes shall (if not in U.S. dollars) be converted into U.S. dollars in such manner and at such time and at such rates as the Trustee shall consider appropriate and be held by the Trustee and distributed ratably to the holders of such unexercised Convertible Notes. The amount payable to such holder shall be treated for all purposes as the full amount due from us in respect of such Convertible Notes.
     The Trustee shall have no liability in respect of the exercise or non-exercise of its discretion pursuant to the above or the timing of such exercise or in respect of any such sale of Ordinary Shares or conversion of any amounts into U.S. dollars, whether for the timing of any such sale or conversion, the price at which any such Ordinary Shares are sold, the rate at which any such amounts are converted into U.S. dollars or the inability to sell any such Ordinary Shares or make such conversion or otherwise. In the event the Trustee exercises conversion rights on behalf of any Holders of Convertible Notes pursuant to Section 13.8 of the Supplemental Indenture, notice of such exercise will be published in a manner prescribed in Section 1.5 of the Supplemental Indenture.

     This Convertible Note, or a portion thereof equal to US$1,000 or any integral multiple thereof, is subject to repayment by the Company at the option of the Holder hereof upon the occurrence of certain Repayment Events described in Section 3.2 of the Supplemental Indenture (including events relating to change of control of the Company or delisting of the Ordinary Shares or ADSs), at a Repayment Price determined as described above, plus any accrued and unpaid interest to the Repayment Date. In order to be repaid at the option of the Holder, this Convertible Note, with the “Notice to Elect Repayment” form duly completed by the Holder hereof (or the Holder’s attorney duly authorized in writing), must be received by the Company at its office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, Singapore, or Luxembourg not later than the date specified by the Company in its notice of the Repayment Event in accordance with Section 3.2 of the Supplemental Indenture. Exercise of such option by the Holder of this Convertible Note shall be irrevocable unless waived by the Company.
     In the case of any redemption or repayment of Convertible Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date or Repayment Date will be payable to the Holders of such Convertible Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Date referred to on the face hereof, as provided in the Supplemental Indenture. Convertible Notes (or portions thereof) for whose redemption or repayment provision is made in accordance with the Supplemental Indenture shall cease to bear interest from and after the Redemption Date or Repayment Date (as applicable).
     This Convertible Note is convertible into Ordinary Shares of the Company at any time on or after May 2, 2001 and before the close of business on the third Business Day preceding the earlier of April 2, 2006 and the Redemption Date fixed for any early redemption, at the Conversion Price then in effect; provided, however, that, if this Convertible Note is called for redemption pursuant to Section 3.1 of the Supplemental Indenture, such conversion right shall terminate at the close of business on the third Business Day preceding the Redemption Date for this Convertible Note. A Holder may convert a portion of this Convertible Note equal to US$1,000 or any integral multiple thereof.
     The number of Ordinary Shares issuable upon conversion of this Convertible Note (or a portion hereof equal to US$1,000 or any integral multiple thereof) shall be determined by dividing the principal amount (translated into Singapore dollars at the Fixed Exchange Rate specified in the Supplemental Indenture) of this Convertible Note or portion hereof surrendered for conversion by the Conversion Price per Ordinary Share in effect on the Conversion Date. The initial Conversion Price is S$6.5170 per Ordinary Share, subject to adjustment for certain anti-dilution events as provided in Section 4.1 of the Supplemental Indenture. The Ordinary Shares issuable upon conversion will be duly authorized, validly issued, fully paid and nonassessable and will rank equally with all other Ordinary Shares.
     No Holder will be entitled to receive physical share certificates in respect of the Ordinary Shares arising from the conversion of the Convertible Notes. Delivery of the Ordinary Shares shall be made by crediting such Ordinary Shares to a Holder’s securities account or the securities account of a Holder’s depository agent with CDP. The Company shall allot and issue the Ordinary Shares arising from the conversion of the Convertible Notes in accordance with instructions as set out in the conversion notice and shall deliver to CDP the share certificate(s) relating to such Ordinary Shares in the name of CDP for the credit of the Holder’s securities account or the securities account of Holder’s depository agent securities account as specified in the Conversion Notice as soon as practicable, and in any event not later than 14 days, after the Conversion Date (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations). The Company will register the Person or Persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Ordinary Shares in its share register. The Person or Persons specified for that purpose will become the holder of record of the number of Ordinary Shares issuable upon conversion with effect from the date he is or they are registered as such in the Company’s share register (the “Registration Date”).

     A Holder may elect to receive Ordinary Shares upon conversion in the form of ADSs. In such event, the Company agrees to, on behalf of such Holder, as soon as practicable, deliver to and deposit with the Depository or its custodian, in accordance with the terms of the ADS Deposit Agreement, such number of Ordinary Shares as the Holder would have received upon conversion had he not elected to receive such Ordinary Shares in the form of ADSs. Such Ordinary Shares will be registered in the name of the Depository or its nominee. Subject to compliance with the terms of the ADS Deposit Agreement, including payment of the fees and expenses of the ADS depository by such Holder, the ADS depository will issue such number of ADSs representing the deposited Ordinary Shares to such Holder based on the applicable share-to-ADS ratio then in effect.
     All calculations relating to redemption and conversion, including adjustment of the Conversion Price, will be made to the nearest 0.01 of an Ordinary Share or other property or the nearest cent. However, fractions of Ordinary Shares will not be issued on conversion or deposited with the Depository, and no cash adjustments will be made in respect of any such fraction. Under the ADS Deposit Agreement, the Depository will not issue fractions of ADSs. To the extent the Depository does not accept a certain number of Ordinary Shares for deposit pursuant to the ADS Deposit Agreement, the Company will deliver such Ordinary Shares to the Holder.
     To convert this Convertible Note, a Holder must (a) complete and manually sign a “Conversion Notice” substantially in the form included herein, including an election on whether to receive Ordinary Shares or ADSs upon conversion, and deliver such notice to the Conversion Agent, (b) surrender this Convertible Note to the Conversion Agent duly endorsed or assigned to the Company or in blank, (c) furnish appropriate endorsements and transfer documents (if any) required by the Registrar or the Conversion Agent, and (d) pay any required transfer or similar tax and make any other required payment. The date on which the Holder satisfies all of those requirements is the “Conversion Date.”
     The Supplemental Indenture contains various provisions concerning circumstances where the record date set for a dividend on the Ordinary Shares or an Adjustment Effective Date for the adjustment of the Conversion Price falls between the Conversion Date and the Registration Date.
     No payment or adjustment will be made for accrued and unpaid interest on this Convertible Note when delivered for conversion. The delivery of the fixed number of Ordinary Shares or ADSs upon conversion will be deemed to satisfy the Company’s obligation to apply the principal amount and any accrued and unpaid premium and interest on this Convertible Note from the Interest Payment Date immediately preceding the Conversion Date to the Conversion Date.
     If any Holder surrenders this Convertible Note for conversion after the close of business on the Regular Record Date for the payment of an installment of interest and before the close of business on the related Interest Payment Date, then, notwithstanding such conversion, the interest payable on such Interest Payment Date shall be paid to the Holder of this Convertible Note on such Regular Record Date. In such event, unless this Convertible Note has been called for redemption, this Convertible Note, when surrendered for conversion, must be accompanied by delivery of a check or draft payable to the Company in an amount equal to the interest payable on such Interest Payment Date on the portion so converted. If such payment does not accompany this Convertible Note, this Convertible Note shall not be converted.
     A conversion notice once given will be irrevocable and may not be withdrawn without the prior written consent of the Company. The Company or the Conversion Agent on its behalf may reject any incomplete or incorrect conversion notice. All costs and expenses incurred by an incomplete or incorrect conversion notice will be for the account of the relevant Holder.

     As conditions precedent to conversion, the Holder must pay to the Conversion Agent any taxes and capital, stamp, issue and registration duties arising on conversion, other than any taxes or capital or stamp duties payable in Singapore in respect of the allotment and issuance of the Ordinary Shares and listing of the Ordinary Shares upon conversion. In addition, the Holder will be required to pay any tax or duty relating to any disposal or any deemed disposal relating to conversion and transfer involved in the issue or delivery of the Ordinary Shares upon conversion in a name other than such Holder’s. The Company will pay all other expenses arising on the issue, allotment and delivery of the Ordinary Shares issuable upon conversion.
     In the event of conversion or repayment of this Convertible Note in part only, a new Convertible Note or Convertible Notes for the unpaid portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.
     If an Event of Default shall occur and be continuing, the principal of all the Convertible Notes may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture.
     The Supplemental Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Convertible Notes at the time Outstanding. The Supplemental Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Convertible Notes at the time Outstanding, on behalf of the Holders of all the Convertible Notes, to waive compliance by the Company with certain provisions of the Supplemental Indenture and certain past defaults under the Supplemental Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Convertible Note shall be conclusive and binding upon such Holder and upon all future Holders of this Convertible Note and of any Convertible Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Convertible Note.
     As provided in and subject to the provisions of the Supplemental Indenture, the Holder of this Convertible Note shall not have the right to institute any proceeding with respect to the Supplemental Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Convertible Notes, the Holders of not less than 25% in principal amount of the Convertible Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Convertible Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Convertible Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Supplemental Indenture and no provision of this Convertible Note or of the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Convertible Note at the times, place, and rate, and in the coin or currency, herein prescribed.
     As provided in the Supplemental Indenture and subject to certain limitations therein set forth, the transfer of this Convertible Note is registrable on the Security Register of the Company, upon surrender of this Convertible Note for registration of transfer at the office or agency of the Company maintained for such purpose in Luxembourg and The City of New York, respectively, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Convertible Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Convertible Notes are issuable only in fully registered form without coupons in denominations of US$1,000 and any integral multiple thereof. As provided in the Supplemental Indenture and subject to certain limitations therein set forth, the Convertible Notes are exchangeable for a like aggregate principal amount of Convertible Notes of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any registration of transfer or exchange of Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to the time of due presentment of this Convertible Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Convertible Note is registered as the owner hereof for all purposes, whether or not this Convertible Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.
     All terms used in this Convertible Note which are defined in the Supplemental Indenture shall have the meanings assigned to them in the Supplemental Indenture.

FORM OF NOTICE TO ELECT REPAYMENT
     The undersigned registered Holder of the within Convertible Note hereby irrevocably requests and instructs the Company to repay this Convertible Note (or the portion thereof specified below), pursuant to Section 3.2 of the Supplemental Indenture referred to in this Convertible Note, on the “Repayment Date” specified in the Company’s notice of occurrence of the Repayment Event, at a Repayment Price equal to 100% of the principal amount thereof, together with a premium calculated to provide an annual yield from April 2, 2001 to (but excluding) the Repayment Date, of 5.25% per annum, computed on a semi-annual internal rate of return bond equivalent basis, taking into account all interest paid on such Convertible Note and treating as having been paid when due all interest accrued and unpaid on such Convertible Note to the Repayment Date, plus accrued and unpaid interest to the Repayment Date, to the undersigned at:

(Name and Address of the Undersigned.)
     For this Notice to Elect Repayment to be effective, this Convertible Note with the Notice to Elect Repayment duly completed must be received, not later than the day that is 10 days prior to the Repayment Date, as specified in the Company’s notice of occurrence of the Repayment Event, by the Company at its office or agency in the Borough of Manhattan, The City of New York.
     If less than the entire principal amount of the within Convertible Note is to be repaid, specify the portion thereof (which shall be US$1,000 or an integral multiple thereof) which is to be repaid: US$______.
     If less than the entire principal amount of the within Convertible Note is to be repaid, specify the denomination(s) of the Convertible Note(s) to be issued for the unpaid amount (US$1,000 or any integral multiple of US$1,000): US$______.
Dated:

By:

Signature of Registered Holder

FORM OF CONVERSION NOTICE
     The undersigned registered Holder of the within Convertible Note hereby irrevocably exercises the option to convert this Convertible Note (or the portion thereof specified below) into Ordinary Shares of the Company and elects to receive such Ordinary Shares in the form of:
☐ Ordinary Shares, for the principal amount of the Convertible Note of US$______, and/or

☐ ADSs, for the principal amount of the Convertible Note of US$______, pursuant to the terms of the Supplemental Indenture referred to in this Convertible Note, and directs that Ordinary Shares or ADSs, as the case may be, issuable upon conversion and any Convertible Note representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been provided below:

(Name, Address and Taxpayer Identification Number.)
     If less than the entire principal amount of this Convertible Note is to be converted, specify the denomination(s) of the Convertible Note(s) to be issued for the unconverted amount (US$1,000 or any integral multiple of US$1,000):
US$______.
     If Ordinary Shares or any portion of this Convertible Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith a certificate in proper form certifying that the applicable restrictions on transfer have been complied with.
     The undersigned hereby acknowledges that fractions of Ordinary Shares will not be issued on conversion and will not be deposited with the Depository and no cash adjustments will be made in respect of any such fraction. The undersigned hereby agrees that, promptly after request of the Company or Conversion Agent, it will furnish such proof in support of this certificate as the Company or Conversion Agent may request.
Dated:

By:

Signature of Registered Holder

By:

Signature Guaranty
For Conversion Agent’s Use only:
(A)	Deposit Date:

Conversion Date:

(B)	Conversion Price on Conversion Date:

(C)	Number of Ordinary Shares or ADSs (as applicable) issuable:

SCHEDULE OF EXCHANGES OF NOTES3
     The following exchanges of a part of this Global Note for other Notes have been made:

			PRINCIPAL AMOUNT OF	SIGNATURE OF
	AMOUNT OF	AMOUNT OF	THIS GLOBAL NOTE	AUTHORIZED
	DECREASE	INCREASE IN	FOLLOWING SUCH	OFFICER
	IN PRINCIPAL AMOUNT	PRINCIPAL AMOUNT	DECREASE (OR	OF TRUSTEE OR
DATE OF EXCHANGE	OF THIS GLOBAL NOTE	OF THIS GLOBAL NOTE	INCREASE)	NOTE CUSTODIAN

3	This should be included only if the Note is issued in global form.